Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
OF
5.75% CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES 1
of
MCMORAN EXPLORATION CO.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
     The undersigned, Kathleen L. Quirk, Senior Vice President and Treasurer of McMoRan Exploration Co., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations (this “Certificate”) and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:
     RESOLVED, that, pursuant to Article 4 of the Amended and Restated Certificate of Incorporation (which authorizes 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”)), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.
     RESOLVED, that each share of such series of the Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:
     1. Number and Designation. 200,000 shares of the Preferred Stock of the Corporation shall be designated as 5.75% Convertible Perpetual Preferred Stock, Series 1 (the “Convertible Perpetual Preferred Stock”).
     2. Certain Definitions. As used in this Certificate, the following terms shall have the meanings defined in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Amended and Restated Certificate of Incorporation, unless the context otherwise requires:
     “Additional Dividends” shall have the meaning assigned to it in Section 4(a) hereof.
     “Additional Dividend Accumulation Period” shall have the meaning assigned to it in Section 4(a) hereof.
     “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agent Members” shall have the meaning assigned to it in Section 15(a) hereof.
     “Board of Directors” shall have the meaning assigned to it in the preamble to this Certificate and shall include any duly authorized committee of the Board of Directors.
     “Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.
     “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.
     “Certificate” means this Certificate of Designations.
     “Certificated Preferred Shares” means shares of the Convertible Perpetual Preferred Stock in fully registered form issued in substantially the form set forth in Exhibit A hereto.
     “close of business” means 5:00 p.m. (New York City time).
     “Closing Sale Price” of the shares of Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which shares of Common Stock or such other Capital Stock or similar equity interests are traded or, if the shares of Common Stock or such other Capital Stock or similar equity interests are not listed on a United States national or regional securities exchange, the “Closing Sale Price” will be the last quoted bid price for the Corporation’s Common Stock or other Capital Stock or similar equity interests in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or similar organization. If the Corporation’s Common Stock or other Capital Stock or similar equity interests are not so quoted, the “Closing Sale Price” will be the average of the mid-point of the last bid and ask prices for such Common Stock or other Capital Stock or similar equity interests on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose. The Closing Sale Price shall be determined without reference to any extended or after-hours trading.
     “Common Stock” means the common stock, par value $0.01 per share, of the Corporation, authorized at the date of this Certificate as originally executed, subject to Section 10 hereof.

     “Conversion Agent” shall have the meaning assigned to it in Section 18(a) hereof.
     “Conversion Date” shall have the meaning assigned to it in Section 7(b) hereof.
     “Conversion Price” per share of Convertible Perpetual Preferred Stock means, on any date, the Liquidation Preference divided by the Conversion Rate in effect on such date.
     “Conversion Rate” per share of Convertible Perpetual Preferred Stock means 62.5 shares of Common Stock, subject to adjustment pursuant to Sections 8 and 9 hereof.
     “Convertible Perpetual Preferred Stock” shall have the meaning assigned to it in Section 1 hereof.
     “Convertible Perpetual Preferred Stock Director” shall have the meaning assigned to it in Section 12(c) hereof.
     “Corporation” shall have the meaning assigned to it in the preamble to this Certificate, and shall include any successor to such Corporation.
     “Current Market Price” shall mean the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days ending on the earlier of such date of determination and the day before the “ex-date” with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question. For purposes of this paragraph, the term “ex-date,” (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution in question, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective. If another issuance, distribution, subdivision or combination to which Section 9 applies occurs during the period applicable for calculating the “Current Market Price” pursuant to this definition, the “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period.
     “Depositary” means DTC or its successor depositary.
     “Distributed Property” shall have the meaning assigned to it in Section 9(d) hereof.
     “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing on February 15, 2011.
     “Dividend Period” shall mean the period beginning on, and including, a Dividend Payment Date (or, if a Dividend Payment Date has not occurred, the date of this Certificate as originally executed) and ending on, and excluding, the next immediately succeeding Dividend Payment Date.
     “DTC” shall mean The Depository Trust Company or its nominee or any successor depositary appointed by the Corporation.
     “Effective Date” shall have the meaning assigned to it in Section 8(b) hereof.
     “Event” shall have the meaning assigned to it in the Registration Rights Agreement.
     “Event Date” shall have the meaning assigned to it in the Registration Rights Agreement.
     “Ex-Dividend Date” shall have the meaning assigned to it in Section 9(g)(i).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Expiration Time” shall have the meaning assigned to it in Section 9(f).
     “Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.
     “Fundamental Change” means the occurrence on or prior to December 30, 2020 of any of the following events:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of the Corporation’s total outstanding voting stock other than an acquisition by the Corporation, any of its Subsidiaries or any of its employee benefit plans; or
     (b) the Corporation consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Corporation.
     Notwithstanding the foregoing, in the case of a transaction or event described above, a Fundamental Change will not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of common stock, depositary receipts or other certificates representing common equity interests, in each case, that are traded on a national securities exchange or that will be so traded when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the shares become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth below under Section 7).

     “Fundamental Change Period” shall have the meaning assigned to it in Section 8(a) hereof.
     “Global Preferred Shares” means shares of the Convertible Perpetual Preferred Stock held by DTC in the form of one or more permanent global certificates in substantially the form set forth in Exhibit A hereto.
     “Indenture” means the indenture dated as of December 30, 2010 between the Corporation and U.S. Bank National Association, pursuant to which the Notes are being issued.
     “Junior Stock” shall have the meaning assigned to it in Section 3(a) hereof.
     “Liquidation Preference” shall have the meaning assigned to it in Section 5(a) hereof.
     “Make-Whole Conversion Rate Adjustment” shall have the meaning assigned to it in Section 8(c) hereof.
     “Notes” means the 4% Convertible Senior Notes due 2017 to be issued by the Corporation on the date hereof.
     “NYSE Manual” shall have the meaning assigned to it in Section 7(g) hereof.
     “Officer” means either Co-Chairman of the Board, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.
     “open of business” means 9:00 a.m. (New York City time).
     “Outstanding” means, when used with respect to Convertible Perpetual Preferred Stock, as of any date of determination, all shares of Convertible Perpetual Preferred Stock outstanding as of such date; provided, however, that, with respect to any Convertible Perpetual Preferred Stock that is to be redeemed, if a notice of redemption has been duly given pursuant to this Certificate and the Paying Agent irrevocably holds, in accordance with this Certificate, money sufficient to pay the Redemption Price for the shares of Convertible Perpetual Preferred Stock to be redeemed, then immediately after the Redemption Date set for such redemption, such shares of Convertible Perpetual Preferred Stock shall cease to be Outstanding; provided further that, in determining whether the holders of Convertible Perpetual Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Convertible Perpetual Preferred Stock owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Convertible Perpetual Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.
     “Parity Stock” shall have the meaning assigned to it in Section 3(b) hereof.
     “Paying Agent” shall have the meaning assigned to it in Section 18(a) hereof.

     “Person” means an individual, firm, a corporation, body corporate, a partnership, limited partnership, joint venture, venture capital fund, a limited liability company, an association, a trust, estate, group, unincorporated association or organization or any other entity or organization, including a government or political subdivision or an agency or instrumentality whether or not having legal status, thereof.
     “Purchased Shares” shall have the meaning assigned to it in Section 9(f)(i) hereof.
     “QIBs” shall have the meaning assigned to it in Section 15(a) hereof.
     “Record Date” means (i) with respect to the dividends payable on February 15, May 15, August 15 and November 15 of each year, February 1, May 1, August 1 and November 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 9, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).
     “Redemption Agent” shall have the meaning assigned to it in Section 6(d) hereof.
     “Redemption Date” means a date that is fixed for redemption of the Convertible Perpetual Preferred Stock by the Corporation in accordance with Section 6 hereof.
     “Redemption Price” means an amount equal to the Liquidation Preference per share of Convertible Perpetual Preferred Stock being redeemed, plus an amount, without duplication, equal to all accumulated and unpaid Regular Dividends thereon to, but excluding, the Redemption Date, and, in the case of shares of Convertible Preferred Stock being redeemed on which Additional Dividends have accumulated, any accumulated and unpaid Additional Dividends thereon to, but excluding, the Redemption Date; provided that if the Redemption Date shall occur after a Record Date and before the related Dividend Payment Date, the Redemption Price shall be only an amount equal to the Liquidation Preference per share of Convertible Perpetual Preferred Stock being redeemed and will not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.
     “Registrable Securities” shall have the meaning assigned to it in the Registration Rights Agreement.
     “Registrar” shall have the meaning assigned to it in Section 13 hereof.
     “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 30, 2010, among the Corporation and the entities set forth in Schedule I hereto, as amended from time to time in accordance with its terms.
     “Regular Dividends” shall have the meaning assigned to it in Section 4(a) hereof.

     “Resale Restriction Termination Date” shall have the meaning assigned to it in 17(b) hereof.
     “Restricted Securities” shall have the meaning assigned to it in 17(b) hereof.
     “Rights” shall have the meaning assigned to it in Section 11 hereof.
     “Rights Plan” shall have the meaning assigned to it in Section 11 hereof.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Stock” shall have the meaning assigned to it in Section 3(c) hereof.
     “Stock Price” shall have the meaning assigned to it in Section 8(b) hereof.
     “Subsidiary” means (a) a corporation, of which more than fifty percent (50%) of the Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to vote in the election of, directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, (b) a partnership (whether general or limited) in which the Corporation or a Subsidiary of the Corporation is at the date of determination, a general partner of such partnership, but only if more than fifty percent (50%) of the general partner interests of such partnership are owned, directly or indirectly, at the date of determination, by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, or (c) any other Person (other than a corporation) in which the Corporation, a Subsidiary of the Corporation or the Corporation and one or more Subsidiaries of the Corporation, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such person.
     “Threshold Number of Shares” shall have the meaning assigned to it in Section 7(g) hereof.
     “Trading Day” means a day (i) during which trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or admitted to trading or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded and (ii) on which the Closing Sale Price of the Common Stock is available on such securities exchange or market; provided that if the Common Stock is not so listed or traded, “Trading Day” means a Business Day.
     “Transfer Agent” shall have the meaning assigned to it in Section 13 hereof.
     “Trigger Event” shall have the meaning assigned to it in Section 9(d) hereof.

     3. Rank. The Convertible Perpetual Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:
     (a) senior to the Common Stock and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Perpetual Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Junior Stock”);
     (b) on a parity with (i) the 8.00% convertible perpetual preferred stock of the Corporation, (ii) the 5.75% convertible perpetual preferred stock, Series 2, of the Corporation and (iii) any other class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks on a parity with the Convertible Perpetual Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Stock”); and
     (c) junior to each class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Convertible Perpetual Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation (collectively, the “Senior Stock”).
     4. Dividends.
     (a) Holders of Convertible Perpetual Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends (“Regular Dividends”) on each share of Convertible Perpetual Preferred Stock at the annual rate of 5.75% of the Liquidation Preference per share. In addition, upon the occurrence of an Event Date, commencing on (and including) such Event Date and ending on (but excluding) the next date on which there are no Events that have occurred and are continuing (an “Additional Dividend Accumulation Period”), holders of Convertible Perpetual Preferred Stock that are Registrable Securities shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, additional cumulative cash dividends (“Additional Dividends”) on each such share of Convertible Preferred Stock that is a Registrable Security at an annual rate of 0.25% of the Liquidation Preference per share for the first 90-day period during such Additional Dividend Accumulation Period, and thereafter at a rate per annum equal to 0.50% of the Liquidation Preference per share, in accordance with, and subject to the limitations set forth in, the Registration Rights Agreement and as calculated in accordance with Section 4(e). Accumulated Dividends shall be payable in arrears, in equal amounts quarterly (in the case of Regular Dividends) on each Dividend Payment Date, beginning on February 15, 2011, in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock.
     (b) Dividends shall be cumulative from the initial date of issuance of the Convertible Perpetual Preferred Stock (or, in the case of Additional Dividends, the Event Date) or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends. Accumulated dividends shall be payable to the holders of record of shares of the Convertible Perpetual Preferred Stock, as they appear on the Corporation’s stock register at the close of business on the relevant Record Date. Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.
     (c) Dividends shall be payable in cash.
     (d) Accumulated and unpaid Regular Dividends for any past Dividend Period (whether or not declared) shall accumulate at the annual rate of 5.75% and shall be payable in the manner set forth in this Section 4. Accumulated and unpaid Additional Dividends for any past Dividend Period (whether or not declared) shall accumulate at the annual rate last in effect for such Additional Dividends and shall be payable in the manner set forth in this Section 4.
     (e) The amount of Regular Dividends payable for each full Dividend Period for the Convertible Perpetual Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of Regular Dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, and the amount of Additional Dividends payable for any period, on the Convertible Perpetual Preferred Stock shall be appropriately prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of Convertible Perpetual Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Convertible Perpetual Preferred Stock.
     (f) No dividend shall be declared or paid, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or shares of Capital Stock of the Corporation or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation or any of the Corporation’s Subsidiaries through a sinking fund or otherwise, unless all accumulated and unpaid dividends, through the most recent Dividend Payment Date (whether or not there are funds of the Corporation legally available for the payment of dividends) on the shares of Convertible Perpetual Preferred Stock and any Parity Stock have been paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this Section 4(f) to the contrary, the Corporation or any of the Corporation’s Subsidiaries may redeem, repurchase or otherwise acquire for consideration Convertible Perpetual Preferred Stock and Parity Stock pursuant to a purchase or exchange offer made on the same terms to all holders of such Convertible Perpetual Preferred Stock and Parity Stock. When dividends are not paid in full, as aforesaid, upon the shares of Convertible Perpetual Preferred Stock, all dividends declared on the Convertible Perpetual Preferred Stock and any other Parity Stock shall be paid either (A) pro rata so that the amount of dividends so declared on the shares of

Convertible Perpetual Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated and unpaid dividends on the shares of Convertible Perpetual Preferred Stock and such class or series of Parity Stock bear to each other or (B) on another basis that is at least as favorable to the holders of the Convertible Perpetual Preferred Stock entitled to receive such dividends. When dividends are not paid in full, as aforesaid, the Corporation or any of the Corporation’s Subsidiaries may not redeem, repurchase or otherwise acquire for consideration the Convertible Perpetual Preferred Stock and the Parity Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of such Convertible Perpetual Preferred Stock and Parity Stock.
     5. Liquidation Preference.
     (a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, holders of Convertible Perpetual Preferred Stock shall be entitled to receive $1,000 per share of Convertible Perpetual Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not declared), accumulated and unpaid thereon to the date of final distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of Convertible Perpetual Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Convertible Perpetual Preferred Stock and any other Parity Stock ratably in proportion to the respective amounts that would be payable on such  shares of Convertible Perpetual Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.
     (b) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.
     (c) Subject to the rights of the holders of any Parity Stock, after payment has been made in full to the holders of the Convertible Perpetual Preferred Stock, as provided in this Section 5, holders of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Convertible Perpetual Preferred Stock shall not be entitled to share therein.

     6. Optional Redemption of the Convertible Perpetual Preferred Stock. Shares of Convertible Perpetual Preferred Stock shall be redeemable by the Corporation in accordance with this Section 6.
     (a) The Corporation may not redeem any shares of Convertible Perpetual Preferred Stock before December 30, 2013. On or after December 30, 2013 but on or before December 30, 2020, the Corporation shall have the option to redeem, subject to this Section 6, out of funds lawfully available therefor, some or all of the shares of Convertible Perpetual Preferred Stock at the Redemption Price, but only if the Closing Sale Price of the Common Stock for 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day before the date the Corporation gives notice of such redemption pursuant to this Section 6 exceeds 130% of the Conversion Price in effect on each such Trading Day. At any time on or after December 30, 2020, the Corporation shall have the option to redeem, subject to this Section 6, out of funds lawfully available therefor, some or all the shares of Convertible Perpetual Preferred Stock at the Redemption Price.
     (b) If the Corporation elects to redeem shares of Convertible Perpetual Preferred Stock, the Corporation shall:
     (i) send a written notice to the Registrar and Transfer Agent of the Redemption Date, stating the number of shares to be redeemed and the Redemption Price, at least 35 days before the Redemption Date (unless a shorter period shall be satisfactory to the Registrar and Transfer Agent);
     (ii) send a written notice, in the case of Certificated Preferred Shares, by first class mail to each holder of record of such Certificated Preferred Shares at such holder’s registered address, or, in the case of Global Preferred Shares, in accordance with customary procedures of the Depositary, in each case not later than 20 nor earlier than 90 days prior to the Redemption Date, stating:
     (A) the Redemption Date;
     (B) the Redemption Price;
     (C) the Conversion Price and the Conversion Rate;
     (D) the name and address of the Paying Agent and Conversion Agent, if other than the Corporation;
     (E) that shares of Convertible Perpetual Preferred Stock called for redemption may be converted at any time prior to the close of business on the Business Day immediately preceding the Redemption Date;
     (F) that holders who want to convert shares of the Convertible Perpetual Preferred Stock must satisfy the requirements set forth in Section 7 of this Certificate;

     (G) that shares of the Convertible Perpetual Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
     (H) if fewer than all the Outstanding shares of the Convertible Perpetual Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;
     (I) that, unless the Corporation defaults in making payment of such Redemption Price, dividends in respect of the shares of Convertible Perpetual Preferred Stock called for redemption will cease to accumulate on and after the Redemption Date;
     (J) the CUSIP number of the Convertible Perpetual Preferred Stock (in the case of notice to holders of Global Preferred Shares); and
     (K) any other information the Corporation wishes to present; and
     (iii) publish such information on the Corporation’s web site on the World Wide Web.
     (c) The Redemption Price shall be payable, at the Corporation’s election, in cash,  shares of Common Stock, or a combination of cash and shares of Common Stock; provided that the Corporation shall not be permitted to pay all or any portion of the Redemption Price in  shares of Common Stock unless:
     (i) the Corporation shall have given timely notice pursuant to Section 6(b) hereof of its intention to purchase all or a specified percentage of the Convertible Perpetual Preferred Stock with shares of Common Stock as provided herein;
     (ii) the Corporation shall have registered such shares of Common Stock under the Securities Act and the Exchange Act, in each case, if required;
     (iii) such shares of Common Stock have been listed on a national securities exchange; and
     (iv) any necessary qualification or registration under applicable state securities laws has been obtained, if required, or an exemption therefrom is available.
     If the foregoing conditions are not satisfied with respect to any holder of Convertible Perpetual Preferred Stock prior to the close of business on the last day prior to the Redemption Date and the Corporation has elected to purchase the Convertible Perpetual Preferred Stock pursuant to this Section 6 through the issuance of shares of Common Stock, then, notwithstanding any election by the

Corporation to the contrary, the Corporation shall pay the entire Redemption Price of the Convertible Perpetual Preferred Stock being redeemed in cash.
     (d) Payment of the specified portion of the Redemption Price in shares of Common Stock pursuant to Section 6(c) hereof shall be made by the issuance of a number of shares of Common Stock equal to the quotient obtained by dividing (i) the portion of the Redemption Price, as the case may be, to be paid in shares of Common Stock by (ii) 95% of the average of the Closing Sale Prices of the Common Stock for the five Trading Days ending on the third Trading Day prior to the Redemption Date (appropriately adjusted by the Board of Directors to take into account the occurrence during such period of any event described in Section 9). The Corporation shall not issue fractional shares of Common Stock in payment of the Redemption Price. Instead, the Corporation shall pay cash based on the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Redemption Date for all fractional shares. Upon determination of the actual number of shares of Common Stock to be issued upon redemption of the Convertible Perpetual Preferred Stock, the Corporation shall be required to disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on the Corporation’s web site or through such other public medium as the Corporation may use at that time.
     (e) If the Corporation gives notice of redemption, then, by 12:00 p.m., New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to:
     (i) Global Preferred Shares, deposit or cause to be deposited, irrevocably with DTC cash and/or shares of Common Stock, as the case may be, sufficient to pay the Redemption Price and shall give DTC irrevocable instructions and authority to pay the Redemption Price to Holders of such Global Preferred Shares; and
     (ii) Certificated Preferred Shares, deposit or cause to be deposited, irrevocably with the Paying Agent cash and/or shares of Common Stock, as the case may be, sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such Certificated Preferred Shares upon surrender of their certificates evidencing their shares of the Convertible Perpetual Preferred Stock.
     (f) If on the Redemption Date, DTC and/or the Paying Agent holds or hold money or  shares of Common Stock, as applicable, sufficient to pay the Redemption Price for the shares of Convertible Perpetual Preferred Stock called for redemption as set forth herein, dividends shall cease to accumulate as of the Redemption Date on those shares of Convertible Perpetual Preferred Stock called for redemption and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 6.

     (g) Payment of the Redemption Price for shares of the Convertible Perpetual Preferred Stock is conditioned upon book-entry transfer of beneficial interests in the Global Preferred Share or physical delivery of Certificated Preferred Shares representing the Convertible Perpetual Preferred Stock, together with necessary endorsements, to the Paying Agent, as applicable, at any time after delivery of the notice of redemption.
     (h) Payment of the Redemption Price for shares of the Convertible Perpetual Preferred Stock will be made (1) on the Redemption Date, if book-entry transfer or physical delivery of the Convertible Perpetual Preferred Stock has been made by or on the Redemption Date, or (2) if book-entry transfer or physical delivery of the Convertible Perpetual Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery.
     (i) If the Redemption Date falls after a Record Date and before the related Dividend Payment Date, holders of the shares of Convertible Perpetual Preferred Stock at the close of business on that Record Date shall be entitled to receive the dividend payable on those  shares on the corresponding Dividend Payment Date.
     (j) If fewer than all the Outstanding shares of Convertible Perpetual Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or any other method as may be determined by the Board of Directors to be fair and appropriate.
     (k) Upon surrender of a Certificated Preferred Share or Shares representing shares of the Convertible Perpetual Preferred Stock that is or are being redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder thereof, a new Certificated Preferred Share or Shares representing shares of the Convertible Perpetual Preferred Stock in an amount equal to the unredeemed portion of the  shares of Convertible Perpetual Preferred Stock surrendered for partial redemption.
     (l) Notwithstanding the foregoing provisions of this Section 6, unless full cumulative dividends (whether or not declared) on all Outstanding shares of Convertible Perpetual Preferred Stock and Parity Stock have been paid or set apart for payment for all Dividend Periods terminating on or before the Redemption Date, none of the shares of Convertible Perpetual Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless pursuant to a purchase or exchange offer made on the same terms to all holders of Convertible Perpetual Preferred Stock and any Parity Stock.
     7. Conversion.
     (a) Right to Convert. Each share of Convertible Perpetual Preferred Stock shall be convertible at any time, in accordance with, and subject to, this Section 7 into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect on the related Conversion Date. Notwithstanding the foregoing, if any shares of Convertible Perpetual Preferred Stock are to be redeemed pursuant to Section 6, such conversion right shall cease and terminate, as to the shares of the Convertible Perpetual Preferred Stock to be redeemed, at the close of business on the Business Day immediately preceding the Redemption Date (unless the Corporation shall default in the payment of the Redemption Price therefor, as provided herein, in which case a Holder may convert its shares of Convertible Perpetual Preferred Stock until the Redemption Price has been paid or duly provided for).
     (b) Conversion Procedures. Conversion of Certificated Preferred Shares may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Conversion Agent as may be designated by the Board of Directors, of such shares of the Convertible Perpetual Preferred Stock to be converted, accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Convertible Perpetual Preferred Stock certificate attached in Exhibit A hereto) along with (i) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent, (ii) if required pursuant to Section 7(c), funds equal to the dividend payable on the next Dividend Payment Date to which such holder is not entitled and (iii) in case such Notice of Conversion shall specify a name or names other than that of such holder to which the Common Stock issuable upon conversion shall be delivered, payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Conversion of beneficial interests in respect of Global Preferred Shares may be made by compliance with the applicable procedures of the Depositary as in effect from time to time and, if applicable, compliance with the requirements set forth in clauses (ii) and (iii) above. Other than the taxes specified in clause (iii) above, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Convertible Perpetual Preferred Stock pursuant hereto. The conversion of the Convertible Perpetual Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) upon which the foregoing requirements have been satisfied. On the third Business Day immediately following the Conversion Date, the Corporation shall deliver or cause to be delivered (A) certificates representing the full number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of the Convertible Perpetual Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (B) if the shares of Convertible Perpetual Preferred Stock being converted are Certificated Preferred Shares and fewer than the full number of shares of the Convertible Perpetual Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new Certificated Preferred Share or Shares, of like tenor, for the number of  shares evidenced by such surrendered Certificated Preferred Share or Shares less the number of shares being converted. As of the close of business on the Conversion Date, the rights of the holder of the Convertible Perpetual Preferred Stock as to the shares being converted shall cease, except for the right to receive shares of Common Stock, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.
     (c) Dividend and Other Payments Upon Conversion.

     (i) If a holder of shares of Convertible Perpetual Preferred Stock exercises its conversion right, such shares will cease to accumulate dividends as of the close of business on the day immediately preceding the Conversion Date. The holders of shares of Convertible Perpetual Preferred Stock at the close of business on a Record Date for the payment of any dividend on the Convertible Perpetual Preferred Stock will be entitled to receive the dividend payment on those shares on the next following Dividend Payment Date notwithstanding the conversion thereof following that Record Date or the Corporation’s default in payment of the dividend due on that Dividend Payment Date. However, shares of Convertible Perpetual Preferred Stock surrendered for conversion during the period between the close of business on any Record Date for the payment of a dividend on the Convertible Perpetual Preferred Stock and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable on the shares on that Dividend Payment Date. A holder of shares of Convertible Perpetual Preferred Stock on a Record Date for the payment of dividends thereon who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on the Convertible Perpetual Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided above with respect to a conversion pursuant to this Section 7, the Corporation shall make no payment or allowance for accumulated and unpaid dividends, whether or not in arrears, on converted shares of Convertible Perpetual Preferred Stock or for dividends on  shares of Common Stock issued upon conversion of shares of Convertible Perpetual Preferred Stock.
     (ii) Notwithstanding the foregoing, if shares of the Convertible Perpetual Preferred Stock are converted during the period between the close of business on any Record Date and the open of business on the corresponding Dividend Payment Date and the Corporation has specified a Redemption Date for such shares of Convertible Perpetual Preferred Stock during such period (which period includes the Dividend Payment Date), then the holder who surrenders such shares for conversion during such period need not include payment of the amount of the dividend payable on such Dividend Payment Date upon surrender of shares of the Convertible Perpetual Preferred Stock for conversion, and the dividend payable on such Dividend Payment Date shall be paid to the Holder of such shares as of the close of business on such Record Date.
     (d) Fractional Shares. In connection with the conversion of any shares of the Convertible Perpetual Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Conversion Date, rounded to the nearest whole cent.
     (e) Total Shares. If more than one share of the Convertible Perpetual Preferred Stock shall be surrendered for conversion by the same holder, with the same

Conversion Date, the full number of shares of Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Convertible Perpetual Preferred Stock so surrendered.
     (f) Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Corporation shall:
     (i) at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Convertible Perpetual Preferred Stock such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Convertible Perpetual Preferred Stock (assuming that at the time of computation of such number, all such shares of Convertible Perpetual Preferred Stock would be converted by a single holder);
     (ii) prior to the delivery of any shares of Common Stock that the Corporation shall be obligated to deliver upon conversion of the Convertible Perpetual Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the Convertible Perpetual Preferred Stock hereunder); and
     (iii) ensure that all shares of Common Stock delivered upon conversion of the Convertible Perpetual Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.
     (g) Notwithstanding any other provision hereof, no holder of the Convertible Perpetual Preferred Stock shall have the “right to acquire” (within the meaning of Rule 312.04(g) of The New York Stock Exchange Listed Company Manual (the “NYSE Manual”) or any successor rules) shares of Common Stock upon conversion of any share or shares of Convertible Perpetual Preferred Stock hereunder or upon conversion of any Note or Notes under the Indenture be entitled to take delivery of any shares of Common Stock deliverable hereunder or thereunder, to the extent (but only to the extent) that, after such receipt of any shares of Common Stock upon the conversion of such share or shares or such Note or Notes or otherwise hereunder or thereunder, such holder would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 5,203,088 shares of Common Stock (the “Threshold Number of Shares”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, such Holder would directly or indirectly so beneficially own in excess of the Threshold Number of Shares. If any delivery owed to any holder of Convertible Perpetual Preferred Stock hereunder is not made, in whole or in part, as a result of this provision, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, such holder gives notice to the Corporation that, after such delivery, such holder would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares.
     8. Increased Conversion Rate Applicable to Certain Shares Surrendered in Connection with Fundamental Changes.
     (a) Notwithstanding anything herein to the contrary, the Conversion Rate applicable to each share of Convertible Perpetual Preferred Stock that is surrendered for conversion, in accordance with Section 7, at any time from, and including, the effective date of a Fundamental Change until, and including, the close of business on the 25th Trading Day immediately following the effective date of such Fundamental Change (the “Fundamental Change Period”), shall be increased by a number of additional shares equal to the Make Whole Conversion Rate Adjustment.
     (b) The number of additional shares by which the Conversion Rate will be increased for conversions that occur during the Fundamental Change Period will be determined by reference to the table below, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid or deemed to be paid per share of the Common Stock in the Fundamental Change. If holders of such Common Stock receive only cash in the case of a Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share of the Common Stock. In the case of any other Fundamental Change, the Stock Price shall be the average of the Closing Sale Price of such Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of such Fundamental Change.
     (c) As used herein, “Make-Whole Conversion Rate Adjustment” shall mean, with respect to a Fundamental Change, the amount set forth in the following table that corresponds to the Effective Date of such Fundamental Change and the Stock Price for such Fundamental Change, all as determined by the Corporation:
Make-Whole Conversion Rate Adjustment
(per share of Convertible Perpetual Preferred Stock)

	Stock Price
Effective Date	$13.74	$16.00	$18.00	$20.00	$22.00	$24.00	$30.00	$35.00	$40.00	$50.00	$60.00

December 30, 2010	10.2802	9.8469	8.8511	7.4875	6.4505	5.6433	4.0487	3.2400	2.6733	1.9220	1.8910
December 30, 2011	10.2802	9.0038	7.1978	5.8990	4.9486	4.2396	2.9387	2.3317	1.9225	1.3906	1.0505
December 30, 2012	10.2802	7.1775	5.2867	3.9765	3.0850	2.4842	1.5800	1.2406	1.0268	0.7514	0.5732
December 30, 2013	10.2802	6.0038	3.7150	1.8405	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2014	10.2802	5.6756	3.5061	1.7345	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2015	10.2802	5.5194	3.4544	1.7735	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2016	10.2802	5.2712	3.3033	1.6980	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2017	10.2802	4.9750	3.1278	1.6130	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2018	10.2802	4.5206	2.8594	1.4890	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2019	10.2802	3.5994	2.2539	1.1940	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 30, 2020	10.2802	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     provided, however, that:

     (i) if the Stock Price is between two Stock Prices listed in the table above under the column titled “Stock Price,” or if the Effective Date is between two Effective Dates listed in the table above in the row immediately below the title “Effective Date,” then the Make-Whole Conversion Rate Adjustment for such Fundamental Change shall be determined by the Corporation by linear interpolation between the Make-Whole Conversion Rate Adjustment set forth for such higher and lower Stock Prices, or for such earlier and later Effective Dates based on a 365-day year, as applicable;
     (ii) if the actual Stock Price of such Fundamental Change is greater than $60.00 per share (subject to adjustment in the same manner as the Stock Price as provided in clause (iii) below), or if the actual Stock Price of such Fundamental Change is less than $13.74 per share (subject to adjustment in the same manner as the Stock Price as provided in clause (iii) below), then the Make-Whole Conversion Rate Adjustment shall be equal to zero and this Section 8 shall not require the Corporation to increase the Conversion Rate with respect to such Fundamental Change;
     (iii) if an event occurs that requires, pursuant to Section 9 (other than solely pursuant to this Section 8), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each Stock Price set forth in the table above under the column titled “Stock Price” shall be deemed to be adjusted so that such Stock Price, at and after such time, shall be equal to the product of (1) such Stock Price as in effect immediately before such adjustment to such Stock Price and (2) a fraction whose numerator is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and whose denominator is the Conversion Rate to be in effect, in accordance with Section 9, immediately after such adjustment to the Conversion Rate;
     (iv) each Make-Whole Conversion Rate Adjustment set forth in the table above shall be adjusted in the same manner in which, at the same time as, and for the same events for which, the Conversion Rate is to be adjusted pursuant to Section 9; and
     (v) in no event will the total number of shares of Common Stock issuable upon conversion of the shares of Convertible Perpetual Preferred Stock exceed 72.78 per share of Convertible Perpetual Preferred Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 9.
     (d) The Corporation shall notify holders of the anticipated Effective Date of any Fundamental Change and issue a press release as soon as practicable after the Corporation first determines the anticipated Effective Date of such Fundamental Change, and use commercially reasonable efforts to make such determination in time to deliver such notice 50 Business Days in advance of such anticipated Effective Date.

     (e) Nothing in this Section 8 shall prevent an adjustment to the Conversion Rate pursuant to Section 9 in respect of a Fundamental Change.
     9. Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Corporation if any of the following events occurs, except that the Corporation shall not make any adjustments to the Conversion Rate if holders of the Convertible Perpetual Preferred Stock participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Convertible Perpetual Preferred Stock, in any of the transactions described in this Section 9, without having to convert their shares of Convertible Perpetual Preferred Stock, as if they held a number of shares of Common Stock equal to the product of the Conversion Rate and the number of shares of Convertible Perpetual Preferred Stock held by such holder.
     (a) If the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Rate in effect at the open of business on the date following the Record Date shall be increased by multiplying such Conversion Rate by a fraction,
     (i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.
Such increase shall become effective immediately after the open of business on the day following such Record Date. If any dividend or distribution of the type described in this Section 9(a) is declared but not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (b) If the Corporation shall issue rights or warrants to all holders of any class of Common Stock entitling them (for a period expiring within forty-five (45) days after the Record Date for such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the Record Date for such issuance, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction,
     (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase; and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares which the aggregate offering price of the total number of  shares so offered for subscription or purchase would purchase at such Current Market Price.
Such increase shall become effective immediately after the open of business on the day following such Record Date. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be decreased to the Conversion Rate that would then be in effect if such Record Date had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and any amount payable on exercise or conversion thereof, the Fair Market Value of such consideration, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive.
     (c) If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the open of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the open of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the open of business on the day following the day upon which such subdivision or combination becomes effective.
     (d) If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of Capital Stock of the Corporation (other than any dividends or distributions to which Section 9(a) applies) or evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in Section 9(b) and (ii) any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 9(a) or Section 9(g)) (any of the foregoing, subject to the exclusions specified in clauses (i) and (ii) of the immediately preceding parenthetical, hereinafter referred to in this Section 9(d) as the “Distributed Property”), then, in each such case, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect at the close of business on the Record Date with respect to such distribution by a fraction,
     (i) the numerator of which shall be the Current Market Price on such Record Date; and
     (ii) the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (as determined by the Board of

Directors, whose determination shall be conclusive, and described in a resolution of the Board of Directors) on such Record Date of the portion of the Distributed Property applicable to one share of Common Stock (determined on the basis of the number of shares of the Common Stock outstanding on such Record Date).
Such increase shall become effective immediately prior to the open of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined by the Board of Directors) of the portion of the Distributed Property applicable to one share of Common Stock is equal to or greater than the Current Market Price on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Convertible Perpetual Preferred Stock shall have the right to receive upon conversion the amount of Distributed Property such holder would have received had such holder converted each share of its Convertible Perpetual Preferred Stock on such Record Date. To the extent that any of the Distributed Property is not distributed, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the Distributed Property actually distributed. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 9(d) by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date.
     Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 9(d) (and no adjustment to the Conversion Rate under this Section 9(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 9(d). If any such rights or warrants are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 9(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Rate shall be readjusted as if such expired or terminated rights and warrants had not been issued.
     For purposes of this Section 9(d), Section 9(a) and Section 9(b), any dividend or distribution to which this Section 9(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants, as to which any Conversion Rate adjustment required by this Section 9(d) with respect to such dividend or distribution shall then be made, immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants, as to which any further Conversion Rate adjustment required by Sections 9(a) and 9(b) with respect to such dividend or distribution shall then be made, except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on such Record Date” within the meaning of Sections 9(a) and 9(b).
     (e) If the Corporation shall make a distribution consisting exclusively of cash to all holders of its Common Stock (excluding any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up), the Conversion Rate will be increased by multiplying the applicable Conversion Rate by a fraction,
     (i) the numerator of which shall be the Current Market Price on the Record Date for such distribution; and
     (ii) the denominator of which shall be the Current Market Price on such Record Date less the amount of cash so distributed applicable to one share of Common Stock.
Such increase shall become effective immediately prior to the open of business on the day following the Record Date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Convertible Perpetual Preferred Stock shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Convertible Perpetual Preferred Stock on the Record Date. To the extent that such dividend or distribution is not made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the dividend or distribution actually made. If such dividend or distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (f) If a tender or exchange offer made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) that, as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer, exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction,
     (i) the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time; and
     (ii) the denominator of which shall be the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time.
Such increase shall become effective immediately prior to the open of business on the day following the Expiration Time. If the Corporation or any such Subsidiary, as the case may be, is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation or any such Subsidiary, as the case may be, is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.
     (g) If the Corporation pays a dividend or makes a distribution to all holders of its Common Stock consisting of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation, the Conversion Rate shall be increased so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,
     (i) the numerator of which shall be the sum of (A) the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on The New York Stock Exchange or such other national or regional exchange or market on which such securities are then listed or quoted (the “Ex-Dividend Date”) plus (B) the fair market value of the securities distributed in respect of each share of Common Stock, which shall equal the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Sale Prices of those distributed securities for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date; and
     (ii) the denominator of which shall be the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date.
Such increase shall become effective immediately prior to the open of business on the day following the fifteenth Trading Day after the Ex-Dividend Date; provided that if (x) the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date minus (y) the fair market value of the securities distributed in respect of each share of Common Stock (as calculated in Section 9(g)(i) above) is less than $1.00, then the adjustment provided for by this Section 9(g) shall not be made and in lieu thereof the provisions of Section 10 shall apply to such distribution.
     (h) The Corporation may make such increases in the Conversion Rate in addition to those required by this Section 9 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least twenty (20) days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interest of the Corporation. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Convertible Perpetual Preferred Stock at the address of such holder as it appears in the stock register a notice of the increase at least fifteen (15) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.
     (i) No adjustment in the Conversion Rate (other than any adjustment pursuant to Section 9(e) above) shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 9(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest or, except as set forth in this Section 9, for any issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock. To the extent the Convertible Perpetual Preferred Stock becomes convertible into cash, assets, property or securities (other than Capital Stock of the Corporation), subject to Section 10, no adjustment need be made thereafter to the Conversion Rate. Interest will not accrue on any cash into which the Convertible Perpetual Preferred Stock may be convertible.

     (j) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Convertible Perpetual Preferred Stock at its last address appearing in the stock register within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
     (k) For purposes of this Section 9, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 9, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
     10. Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.
     (a) If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 9(c) applies), (ii) any consolidation, merger or combination of the Corporation with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Corporation to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then, at and after the effective time of the transaction, each share of Convertible Perpetual Preferred Stock shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Convertible Perpetual Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Convertible Perpetual Preferred Stock) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. If the transaction causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then for the purposes of this Section 10 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each share shall be deemed to be the weighted average of the types and amounts of consideration so receivable per share by the holders of Common Stock that affirmatively make such election.
     (b) The Corporation shall cause notice of the application of this Section 10 to be delivered to each holder of the Convertible Perpetual Preferred Stock at the address of such holder as it appears in the stock register within twenty (20) days after the occurrence of any of the events specified in Section 10(a). Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 10.
     (c) The above provisions of this Section 10 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 9 shall apply to any shares of Capital Stock received by the holders of Common Stock in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 10 applies to any event or occurrence, Section 9 shall not apply to such event or occurrence.
     11. Rights Issued in Respect of Common Stock Issued Upon Conversion. Each share of Common Stock issued upon conversion of the Convertible Perpetual Preferred Stock shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be (collectively, the “Rights”), if any, that shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Corporation, as the same may be amended from time to time (in each case, a “Rights Plan”). Notwithstanding the immediately preceding sentence, if the terms of such Rights Plan require that each share of Common Stock issued upon conversion of the Convertible Perpetual Preferred Stock at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of the issuance of Rights, but an adjustment to the Conversion Rate shall be made pursuant to Section 9(d) upon the separation of the Rights from the Common Stock.
     12. Voting Rights.
     (a) The holders of record of shares of the Convertible Perpetual Preferred Stock shall not be entitled to any voting rights, except as hereinafter provided in this Section 12, as otherwise provided in the Amended and Restated Certificate of Incorporation, or as otherwise provided by law.
     (b) The affirmative vote of holders of at least two-thirds of the Outstanding shares of Convertible Perpetual Preferred Stock and holders of all other series of convertible perpetual preferred stock with like voting rights, voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Amended and Restated Certificate of Incorporation or this Certificate if the amendment would amend, alter or affect the powers, preferences or rights of the Convertible Perpetual Preferred Stock, so as to

adversely affect the holders thereof, including, without limitation, the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock; provided, however, that (i) any increase in the amount of the authorized Common Stock or currently authorized Parity Stock or the creation and issuance of any class or series of Common Stock, other Junior Stock or Parity Stock will not be deemed to adversely affect such powers, preferences or rights; and (ii) the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock (or any warrants, rights, calls or options exercisable for or convertible into Senior Stock) shall be deemed to adversely affect such powers, preferences or rights.
     (c) If at any time (i) dividends on any shares of Convertible Perpetual Preferred Stock or any other class or series of Parity Stock having like voting rights shall be in arrears for Dividend Periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (ii) the Corporation shall have failed to pay the Redemption Price when due, then the holders of shares of Convertible Perpetual Preferred Stock (voting separately as a class with all other series of convertible perpetual preferred stock that are Parity Stock upon which like voting rights have been conferred and are exercisable) will be entitled to elect two of the authorized number of the Corporation’s directors (each, a “Convertible Perpetual Preferred Stock Director”) at the next annual meeting of stockholders (or at a special meeting of the Corporation’s stockholders called for such purpose, whichever is earlier) and each subsequent annual meeting until the Redemption Price or all dividends accumulated on the Convertible Perpetual Preferred Stock have been fully paid or set aside for payment. The term of office of such Convertible Perpetual Preferred Stock Directors will terminate immediately upon the termination of the right of the holders of Convertible Perpetual Preferred Stock and such Parity Stock to vote for directors. Each holder of shares of the Convertible Perpetual Preferred Stock will have one vote for each share of Convertible Perpetual Preferred Stock held. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Convertible Perpetual Preferred Stock pursuant to this Section 12(c), or if a vacancy shall exist in the office of any Convertible Perpetual Preferred Stock Director, the Board of Directors may, and upon written request of the holders of record of at least 25% of the Outstanding shares of Convertible Perpetual Preferred Stock addressed to either Co-Chairman of the Board of Directors shall, call a special meeting of the holders of the Convertible Perpetual Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) for the purpose of electing the Convertible Perpetual Preferred Stock Director that such holders are entitled to elect. At any meeting held for the purpose of electing a Convertible Perpetual Preferred Stock Director, the presence in person or by proxy of the holders of at least a majority of the Outstanding shares of Convertible Perpetual Preferred Stock shall be required to constitute a quorum of such Convertible Perpetual Preferred Stock. Any vacancy occurring in the office of a Convertible Perpetual Preferred Stock Director may be filled by the remaining Convertible Perpetual Preferred Stock Director unless and until such vacancy shall be filled by the holders of the Convertible Perpetual Preferred Stock and all other Parity Stock having like voting rights, as provided above. The Convertible Perpetual Preferred Stock Directors shall agree, prior to their election to office, to resign upon any termination of the right of the holders of Convertible Perpetual Preferred Stock and Parity Stock having like voting rights to vote as a class for Convertible Perpetual Preferred Stock Directors as herein provided, and upon such termination, the Convertible Perpetual Preferred Stock Directors then in office shall forthwith resign.
     13. Transfer Agent and Registrar. The duly appointed Transfer Agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Convertible Perpetual Preferred Stock shall be Mellon Investor Services LLC. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.
     14. Currency. All shares of Convertible Perpetual Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$”or “dollars” refer to U.S. currency.
     15. Form.
     (a) Global Preferred Shares. Shares of Convertible Perpetual Preferred Stock offered and sold within the United States to qualified institutional buyers as defined in Rule 144A (“QIBs”) in reliance on Rule 144A under the Securities Act shall be issued in the form of Global Preferred Shares.
     The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the holders of the Convertible Perpetual Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 15(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 15(a), countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of Certificated Preferred Shares, unless (x) DTC is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary). In any such case, the Global Preferred Shares shall be exchanged in whole for Certificated Preferred Shares with the same terms and of an equal aggregate Liquidation Preference. Certificated Preferred Shares shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.
     Transfers and exchanges of Global Preferred Shares or beneficial interests therein shall be effected only through DTC, in accordance with this Certificate (including any applicable restrictions on transfer set forth herein) and the procedures of DTC therefor.
     (b) Certificated Preferred Shares. Shares of Convertible Perpetual Preferred Stock sold to accredited investors within the meaning of Regulation D under the Securities Act shall be issued, initially, in the form of Certificated Preferred Shares, registered in the name of the holder thereof or its nominee. When Certificated Preferred Shares are presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Shares or to exchange such Certificated Preferred Shares for an equal number of Certificated Preferred Shares, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Shares surrendered for transfer or exchange:
     (i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the holder thereof or its attorney duly authorized in writing; and
     (ii) are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to subclause (A) or (B) below, and accompanied by the following additional information and documents, as applicable:
     (A) if such Certificated Preferred Shares are being delivered to the Transfer Agent by a holder for registration in the name of such holder, without transfer, a certification from such holder to that effect in substantially the form of Exhibit B hereto; or
     (B) if such Certificated Preferred Shares are being transferred to the Corporation or to a QIB in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit B hereto) and (ii) if the Corporation so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 17(b).
     Certificated Preferred Shares may not be exchanged for a beneficial interest in any Global Preferred Share except upon satisfaction of the requirements set forth herein. Upon receipt by the Transfer Agent of Certificated Preferred Shares, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions from the Corporation directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Preferred Shares to reflect an increase in the number of shares of Convertible Perpetual Preferred Stock represented thereby, the Transfer Agent shall cancel such Certificated Preferred Shares and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Convertible Perpetual Preferred Stock represented by the Global Preferred Shares to be increased accordingly. If no Global Preferred Share is then outstanding, the Corporation shall issue and the Transfer Agent shall authenticate, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Preferred Share representing the appropriate number of shares.
     16. Execution and Authentication. An Officer shall execute each Global Preferred Share and Certificated Preferred Share for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.
     (a) If an Officer whose signature is on a Global Preferred Share or a Certificated Preferred Share no longer holds that office at the time the Transfer Agent authenticates the Global Preferred Share or Certificated Preferred Share, the Global Preferred Share or Certificated Preferred Share shall be valid nevertheless.
     (b) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Certificate. Each Global Preferred Share shall be dated the date of its authentication.
     17. Transfer Restrictions. Notwithstanding any provision to the contrary herein, so long as a Global Preferred Share remains Outstanding and is held by or on behalf of the Depositary, transfers of a Global Preferred Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 17 and Section 15(a).
     (a) Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

     (b) Every Global Preferred Share and Certificated Preferred Share that bears or is required under this Section 17(b) to bear the legend set forth in this Section 17(b) (together with any Common Stock issued upon conversion thereof and required to bear a similar legend, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 17(b) (including the legend set forth below), and the holder of each such Restricted Security, by such holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 17(b), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.
     Until the date (the “Resale Restriction Termination Date”) that is the later of (1) the date that is one year after the original issuance of the Convertible Perpetual Preferred Stock and (2) such later date, if any, as may be required by applicable law, each Global Preferred Share shall bear a legend in substantially the following form (unless such Restricted Security shall have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Corporation in writing):
     THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
     THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS THE LATER OF (1) THE DATE THAT IS ONE YEAR AFTER THE DATE OF ORIGINAL ISSUANCE OF THIS SECURITY, OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (2) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, ONLY (A) TO MCMORAN EXPLORATION CO. OR ONE OF ITS SUBSIDIARIES, (B) UNDER A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER AND TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, ALL IN COMPLIANCE WITH RULE 144A

(IF AVAILABLE), OR (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, MCMORAN EXPLORATION CO. AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO MCMORAN EXPLORATION CO., AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE REGISTRAR AND TRANSFER AGENT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
     Until the Resale Restriction Termination Date, any stock certificate representing  shares of Common Stock issued upon conversion of shares of Convertible Perpetual Preferred Stock that constitute Restricted Securities shall bear a legend in substantially the following form, unless such Common Stock has been sold pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer) or such Common Stock has been issued upon conversion of the Convertible Perpetual Preferred Stock that have been transferred pursuant to a registration statement that has been declared effective under the Securities Act, or unless otherwise agreed by the Corporation in writing with written notice thereof to the Transfer Agent:
     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
     THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS THE LATER OF (1) THE DATE THAT IS ONE YEAR AFTER THE DATE OF ORIGINAL ISSUANCE OF THIS SECURITY, OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (2) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, ONLY (A) TO MCMORAN EXPLORATION CO. OR ONE OF ITS SUBSIDIARIES, (B) UNDER A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL

BUYER AND TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, ALL IN COMPLIANCE WITH RULE 144A (IF AVAILABLE), OR (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, MCMORAN EXPLORATION CO. AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO MCMORAN EXPLORATION CO., AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE REGISTRAR AND TRANSFER AGENT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
     Notwithstanding anything to the contrary contained herein, any such shares of Convertible Perpetual Preferred Stock or Common Stock, as applicable, as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificate representing such shares for exchange to the Registrar (in the case of Convertible Perpetual Preferred Stock) or Transfer Agent (in the case of Common Stock), be exchanged for a new certificate like number of shares, which shall not bear the restrictive legend required by this Section 17(b).
     18. Paying Agent and Conversion Agent.
     (a) The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Convertible Perpetual Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Convertible Perpetual Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent.
     (b) Payments due on the Convertible Perpetual Preferred Stock shall be payable at the office or agency of the Corporation maintained for such purpose in The City of New York and at any other office or agency maintained by the Corporation for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Convertible Perpetual Preferred Stock register. Notwithstanding the foregoing, payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.
     19. Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.
     20. Legal Holidays. Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay.

     IN WITNESS WHEREOF, McMoRan Exploration Co. has caused this Certificate of Designations to be signed and attested by the undersigned this 30th day of December, 2010.

MCMORAN EXPLORATION CO.
By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Senior Vice President & Treasurer

ATTEST:
By:	/s/ Douglas N. Currault II
	Name:	Douglas N. Currault II
	Title:	Assistant Secretary

EXHIBIT A
FORM OF 5.75% CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES 1

Number: [ ]	[Initially][1] [______] Shares
[CUSIP NO.: 582411 708] 2
5.75% Convertible Perpetual Preferred Stock, Series 1
(par value $0.01 per share)
(liquidation preference $1,000.00 per share)
OF
MCMORAN EXPLORATION CO.
FACE OF SECURITY
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]3
THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY NOR ANY INTEREST OR

[1]	Insert for a Global Preferred Share.

[2]	Insert for a Global Preferred Share.

[3]	Insert for a Global Preferred Share.

PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS THE LATER OF (1) THE DATE THAT IS ONE YEAR AFTER THE DATE OF ORIGINAL ISSUANCE OF THIS SECURITY, OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (2) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, ONLY (A) TO MCMORAN EXPLORATION CO. OR ONE OF ITS SUBSIDIARIES, (B) UNDER A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER AND TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, ALL IN COMPLIANCE WITH RULE 144A (IF AVAILABLE), OR (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 (IF AVAILABLE) OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, MCMORAN EXPLORATION CO. AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO MCMORAN EXPLORATION CO., AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE REGISTRAR AND TRANSFER AGENT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
MCMORAN EXPLORATION CO., a Delaware corporation (the “Corporation”), hereby certifies that [                ]4 or registered assigns (the “Holder”) is the registered owner of fully paid and non-assessable shares of preferred stock of the Corporation designated the “5.75% Convertible Perpetual Preferred Stock, Series 1” par value $0.01 per share and liquidation

[4]	Insert “Cede & Co.” in the case of a Global Preferred Share. Insert the name of the Holder in the case of a Certificated Preferred Share.

preference $1,000.00 per share (the “Convertible Perpetual Preferred Stock”). The shares of Convertible Perpetual Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Perpetual Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Corporation dated December 30, 2010, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.
Reference is hereby made to select provisions of the Convertible Perpetual Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
[Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Convertible Perpetual Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.]5

[5]	Insert for a Global Preferred Share.

IN WITNESS WHEREOF, McMoRan Exploration Co. has executed this certificate as of the date set forth below.

MCMORAN EXPLORATION CO.
By:
	Name:	Kathleen L. Quirk
	Title:	Senior Vice President & Treasurer

By:
	Name:	Douglas N. Currault II
	Title:	Assistant Secretary

Dated: December 30, 2010

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION
This is one of the certificates representing shares of Preferred Stock referred to in the within mentioned Certificate of Designations.

MELLON INVESTOR SERVICES LLC, as Transfer Agent
By:
Name:
	Title:	Authorized Signatory

Dated: _________________]6

[6]	Insert for a Global Preferred Share.

REVERSE OF SECURITY
MCMORAN EXPLORATION CO.
5.75% Convertible Perpetual Preferred Stock, Series 1
Regular Dividends on each share of 5.75% Convertible Perpetual Preferred Stock, Series 1 shall be payable in cash at a rate per annum set forth on the face hereof or as provided in the Certificate of Designations. In certain circumstances, Additional Dividends shall accumulate on certain shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 as provided in the Certificate of Designations.
The shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 shall be redeemable as provided in the Certificate of Designations. The shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 shall be convertible into the Corporation’s Common Stock in the manner and according to the terms set forth in the Certificate of Designations. If any Holder of shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 elects to convert its shares in connection with a Fundamental Change, the Corporation will increase the conversion rate for shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 surrendered for conversion by a number of additional shares determined based on the Stock Price at the time of such Fundamental Change and the Effective Date of such Fundamental Change.
As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the powers, designations, preferences and relative participating, optional or other special rights of each class or series authorized to be issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights so far as they have been fixed and determined.

FORM OF ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.
Date: __________________
Signature: ______________________
(Sign exactly as your name appears on the other side of this 5.75% Convertible Perpetual Preferred Stock, Series 1)
Signature Guarantee: _____________________7

[7]	Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

FORM OF NOTICE OF CONVERSION8
(To be Executed by the Registered Holder
in order to Convert the 5.75% Convertible Perpetual Preferred Stock, Series 1)
The undersigned hereby irrevocably elects to convert (the “Conversion”) _______ shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 (the “Convertible Perpetual Preferred Stock”), represented by stock certificate No(s). (the “Convertible Perpetual Preferred Stock Certificates”) into shares of common stock, par value $0.01 per share (“Common Stock”), of McMoRan Exploration Co. (the “Corporation”) according to the conditions of the Certificate of Designations establishing the terms of the Convertible Perpetual Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Convertible Perpetual Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Convertible Perpetual Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”) or pursuant to an exemption from registration under the Act.
The Corporation is not required to issue shares of Common Stock until the original Convertible Perpetual Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver the shares of Common Stock issuable upon conversion (together with a cash payment for any fractional share) to the undersigned on the third Business Day immediately following the Conversion Date.
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.
     Date of Conversion:

     Applicable Conversion Rate:

Number of shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 to be Converted: __________________________________
     Number of shares of Common Stock to be Issued: ________________________________
     Signature:

[8]	To be used only for conversions of a Certificated Preferred Share.

     Name:

     Address:9

     Fax No.:

[9]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

SCHEDULE A10
SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY
     The initial number of shares of 5.75% Convertible Perpetual Preferred Stock, Series 1 represented by this Global Preferred Share shall be _____. The following exchanges of a part of this Global Preferred Share have been made:

Number of
		Amount of	shares
	Amount of	increase in	represented by
	decrease in number	number of	this Global
	of shares	shares	Preferred Share
	represented by this	represented by	following such	Signature of
Date of	Global Preferred	this Global	decrease or	authorized officer of
Exchange	Share	Preferred Share	increase	Registrar

[10]	Insert for a Global Preferred Share.

EXHIBIT B
CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	5.75% Convertible Perpetual Preferred Stock, Series 1 (the “Preferred Stock”) of McMoRan Exploration Co. (the “Corporation”)
     This Certificate relates to ____ shares of Preferred Stock held in definitive form by _______________ (the “Transferor”).
     The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Preferred Stock.
     In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:
☐	such Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Preferred Stock is being transferred to the Corporation or one of its subsidiaries;

☐	such Preferred Stock is being transferred under a registration statement that has been declared under the Securities Act;

☐	such Preferred Stock is being transferred to a person the Transferor believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A, all in compliance with Rule 144A (if available); or

☐	such Preferred Stock is being transferred pursuant to the exemption from registration provided by Rule 144 (if available) or any other available exemption from the registration requirements of the Securities Act.

[INSERT NAME OF TRANSFEROR]
By:

Date: _________________
*/   Please check applicable box.